Exhibit 10.1

TierOne CORPORATION AND TierOne BANK
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2010 by and between TierOne Corporation, a business corporation organized and existing under the laws of the State of Wisconsin (the “Company”), TierOne Bank, a federally chartered stock savings bank, and Michael J. Falbo (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Bank (collectively, the “Employers”) each desire to employ the Executive as Chief Executive Officer;

WHEREAS, the Company and the Bank desire to assure themselves of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Company and the Bank on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company, the Bank and the Executive hereby agree as follows:

SECTION 1.	EFFECTIVE DATE; EMPLOYMENT.

This Agreement shall be effective on the date first written above (the “Effective Date”).  The Company and the Bank agree to employ the Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

SECTION 2.	EMPLOYMENT PERIOD.

(a)           The terms and conditions of this Agreement shall be and remain in effect for a period of one year beginning on the Effective Date, plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the “Employment Period”).

(b)           Except as provided in Sections 2(c) and 2(d), prior to the first annual anniversary of the Effective Date and each annual anniversary thereafter, the Boards of Directors of the Employers shall consider and review (after taking into account all relevant factors, including the Executive’s performance) a one-year extension of the term of this Agreement, and the term shall continue to extend each year (beginning with the first annual anniversary date) if the Boards of Directors so approve such extension, unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such notice to be given by the Executive not less than ninety (90) days prior to any such anniversary date.  If either Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than ninety (90) days prior to any such anniversary date. If the Executive does not receive such notice, he may, by written notice given at any time during the ninety (90) days prior to the relevant anniversary date, request from the Board of Directors written confirmation that the term has been extended and, if such confirmation is not received by the Executive within thirty (30) days after the request therefor is made, the Executive may treat the term as having not been extended.  Upon termination of the Executive’s employment with either of the Employers for any reason whatsoever, any annual extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease.  All actions to be taken by the Board of Directors under this Section 2(b) may be taken by the Compensation Committee of the Board of Directors.

(c)           Notwithstanding Section 2(b) above, if at the time the term of this Agreement would otherwise renew pursuant to Section 2(b) above either (i) the Bank’s Supervisory Agreement with the Office of Thrift Supervision (the “OTS”) dated as of January 15, 2009 (the “Supervisory Agreement”) requires the non-objection of the OTS to such renewal after notice is first provided to the OTS or (ii) either Employer is deemed to be in “troubled condition”) as defined in 12 C.F.R. §563.555 or is otherwise subject to 12 C.F.R. Part 359, then the term of this Agreement shall not renew unless and until all regulatory non-objections, approvals and consents required to be obtained pursuant to the Supervisory Agreement and 12 C.F.R. Part 359 are obtained by the Employers.

(d)           Nothing in this Agreement shall be deemed to prohibit the Employers at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason, provided that the relative rights and obligations of the Employers and the Executive in the event of any such termination shall be determined under this Agreement.

SECTION 3.	DUTIES.

(a)           Throughout the Employment Period, the Executive shall serve as the Chief Executive Officer of each of the Employers, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of each of the Employers and as are customarily associated with such position.  The Executive shall devote his full business time, attention, skills and efforts (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence and other than as permitted or contemplated by Section 7 hereof) to the business and affairs of the Employers and shall use his best efforts to advance the interests of the Employers.

(b)           The Executive shall be appointed to the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Bank (the “Bank Board”) as of the Effective Date.  Throughout the Employment Period, the Bank Board (or, if applicable, its nominating committee) shall nominate the Executive to be a director of the Bank when his term expires, subject to the fiduciary duties of the Bank Board, and the Company agrees to approve his election as a director of the Bank.  Throughout the Employment Period, the Company Board (or, if applicable, its nominating committee) shall nominate the Executive to be a director of the Company when his term expires and recommend his election to the shareholders of the Company, subject to the fiduciary duties of the Company Board.

SECTION 4.	CASH COMPENSATION.

(a)           In consideration for the services to be rendered by the Executive hereunder, the Employers shall pay to him a salary of five hundred thousand dollars ($500,000) annually (“Base Salary”).  The Executive’s Base Salary shall be payable in approximately equal installments in accordance with the Employers’ customary payroll practices for senior officers.  Base Salary shall include any amounts of compensation deferred by the Executive under any tax-qualified retirement or welfare benefit plan or any other deferred compensation arrangement.  The Company Board and the Bank Board shall review the Executive’s annual rate of salary at such times during the Employment Period as they deem appropriate, but not less frequently than once every twelve months, and may, in their respective discretion, approve an increase therein.  In addition to Base Salary, the Executive may receive other cash compensation from the Employers for services hereunder at such times, in such amounts and on such terms and conditions as the Company Board or the Bank Board may determine from time to time.  Any increase in the Executive’s annual salary shall become the Base Salary of the Executive for purposes hereof.  The Executive’s Base Salary as in effect from time to time cannot be decreased by the Company and/or the Bank without the Executive’s express prior written consent.

(b)           The Executive shall be entitled to participate in an equitable manner with all other executive officers of the Employers in discretionary bonuses as authorized by the Company Board or the Bank Board to executive officers.  No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonuses when and as declared by the Company Board or the Bank Board.

(c)           Within ten business days following the Effective Date, the Employers shall pay to the Executive in a single lump sum a signing bonus in the amount of $50,000.

SECTION 5.	EMPLOYEE BENEFIT PLANS AND PROGRAMS.

(a)           During the Employment Period, the Executive shall be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company and the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s and the Bank’s customary practices.  Nothing paid to the Executive under any such plan or program will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(b)           During the Employment Period, the Employers shall provide the Executive with the use of an automobile leased or purchased by the Employers.  The Employers shall pay for all costs of insurance of coverage, repairs, maintenance and other incidental expenses, including fuel and oil.

(c)           During the Employment Period, the Employers will reimburse and/or pay for the Executive’s costs of membership in a club located in Lincoln, Nebraska and in the Nebraska Club (or such other dining club as reasonably agreed to by the Employers and the Executive), including all membership bonds or surety, initiation or membership fees, annual dues and capital assessments (“Club Expenses”).  The Executive shall be reimbursed for the cost of Club Expenses expended by the Executive no later than March 15 of the year immediately following the year in which the Club Expenses were incurred.

SECTION 6.	INDEMNIFICATION AND INSURANCE.

(a)           During the Employment Period and for a period of six years thereafter, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company.  The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company or any successor.

(b)           To the maximum extent permitted under applicable law, during the Employment Period and for a period of six years thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures that may be incurred by the Executive in his capacity as a director or officer of the Company or any subsidiary or affiliate.

SECTION 7.	OUTSIDE ACTIVITIES.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Company Board and the Bank Board (which approval shall not be unreasonably withheld), provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest.  The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder, provided that such activities are not prohibited under any code of conduct or investment or securities trading policy established by either Employer and generally applicable to all similarly situated executives. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

SECTION 8.	WORKING FACILITIES AND EXPENSES.

It is understood by the parties that the Executive’s principal place of employment shall be at the Employers’ principal executive office located in Lincoln, Nebraska, or at such other office within 25 miles of the address of such principal executive office, or at such other office as the Employers and the Executive may mutually agree upon.  The Employers shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Employers and necessary or appropriate in connection with the performance of his assigned duties under this Agreement.  The Executive shall perform his duties in person at such office, other than when he is required to travel for business purposes.  The Employers shall reimburse the Executive for (i) his ordinary and necessary business expenses attributable to the Employers’ business in accordance with the policies and practices of the Employers, including the Executive’s travel and entertainment expenses incurred in connection with the performance of his duties for the Employers under this Agreement, and (ii) his travel expenses to and from his home state of Wisconsin in such amounts and at such times during the term of this Agreement as shall be reasonably acceptable to the Employers, in each case upon presentation to the Employers of an itemized account of such expenses in such form as the Employers may reasonably require.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

SECTION 9.	TERMINATION WITHOUT ADDITIONAL COMPANY LIABILITY.

(a)           In the event that the Executive’s employment with the Employers shall terminate during the Employment Period on account of:

(i)           the discharge of the Executive for “cause,” which, for purposes of this Agreement, shall mean a discharge because the Company Board or the Bank Board determines that the Executive has: (A) committed an act of personal dishonesty or incompetence; (B) engaged in willful misconduct or fraud; (C) breached his fiduciary duties for personal profit; (D) intentionally failed to perform his assigned or stated duties under this Agreement, other than any failure resulting from the Executive’s incapacity due to physical or mental injury or illness; (E) willfully violated any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order; (F) materially breached the terms of this Agreement; (G) committed an act involving moral turpitude in the course of his employment with the Company and its subsidiaries; (H) been convicted of a felony; or (I) become the subject of any proceeding initiated by a federal or state banking agency to remove him from office;

(ii)           the Executive’s voluntary resignation from employment (including voluntary retirement) with the Employers for reasons other than those specified in Section 10(b); or

(iii)            the death of the Executive while employed by the Employers, or the termination of the Executive’s employment because of “Disability” as defined in Section 9(b) below;

then in any of the foregoing events, the Employers shall have no further obligations under this Agreement, other than (A) the payment to the Executive of his earned but unpaid Base Salary as of the date of the termination of his employment, (B) the payment to the Executive of the benefits to which he is entitled under all applicable employee benefit plans and programs and compensation plans and programs, and (C) the provision of such other benefits, if any, to which he is entitled as a former employee under the Employers’ employee benefit plans and programs and compensation plans and programs.

(b)           “Disability” shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its subsidiaries.  The existence of such physical or mental impairment shall be determined by a physician selected by the Chief Medical Officer at the University of Nebraska Medical Center at Omaha, Nebraska, and the physician shall certify the existence or absence of such impairment to the Employers and the Executive.

(c)           During any period in which the Executive is absent due to physical or mental impairment, the Employers may, without breaching this Agreement, appoint another person or persons to act as interim Chief Executive Officer pending the Executive’s return to his duties on a full-time basis hereunder or his termination as a result of such Disability.  Prior to the Executive’s employment being terminated due to Disability under Section 9(d) hereof, the Executive shall continue to receive his full Base Salary, bonuses and other benefits to which he is entitled under this Agreement, including continued participation in all employee benefit plans and programs.

(d)           The Employers may provide notice to the Executive in writing that it intends to terminate the Executive’s employment under this Agreement, with the termination date to be on or after the date that the Executive has been absent from his duties hereunder on a full-time basis for six consecutive months due to any physical or mental impairment.  At the time his employment hereunder is terminated due to Disability, (i) the Executive shall not be entitled to any payments or benefits pursuant to Sections 4 and 5 hereof for periods subsequent to such date of termination, and (ii) the Executive shall become entitled to receive the disability payments that may be available under any applicable long-term disability plan.

SECTION 10.	TERMINATION UPON OR FOLLOWING A CHANGE IN CONTROL.

(a)           The term “Change in Control” shall mean a change in the ownership of the Company or the Bank or a change in the effective control of the Company or the Bank, in each case as provided under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.  In no event, however, shall a Change in Control be deemed to have occurred as a result of any of the following events: (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them, (ii) any capital infusion into the Company or the Bank pursuant to which additional shares of common stock of the Company or the Bank are newly issued, provided that all shares of common stock of the Company and the Bank which are outstanding immediately prior to such capital infusion continue to remain outstanding immediately following such capital infusion, or (iii) any assisted transaction as described in 12 U.S.C. §1823 or the placement of the Bank into conservatorship or receivership.

(b)           The term “Good Reason” shall mean a termination by the Executive of his employment based on the following:

(i) any material breach of this Agreement by the Employers, including without limitation any of the following: (1) a material diminution in the Executive’s base compensation, (2) a material diminution in the Executive’s authority, duties, titles or responsibilities as prescribed in Section 3, or (3) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to the Boards of Directors of the Employers, or

(ii) any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employerswithin ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employersshall thereafter have the right to remedy the condition within thirty (30) days of the date the Employersreceived the written notice from the Executive.  If the Employersremedythe condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employersdo not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c)           Subject to Section 11 below, if the Executive’s employment by the Employers shall be terminated concurrently with or within one (1) year subsequent to a Change in Control and during the term of this Agreement by (i) the Employers for other than Cause, Disability, retirement or the Executive’s death or (ii) the Executive for Good Reason, then the Employers shall pay to the Executive a severance benefit in a lump sum payment, within 30 days following the date of termination of the Executive’s employment, equal to the Executive’s Base Salary for the period of 12 months based on the annual rate of Base Salary that was being paid as of the date the Executive’s employment was terminated.

SECTION 11.                         LIMITATION OF BENEFITS UNDER CERTAIN CIRCUMSTANCES.

If the payments pursuant to Section 10 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers or their subsidiaries or affiliates, would constitute a “parachute payment” under Section 280G of the Code, then the amount payable by the Employers pursuant to Section 10 hereof shall be reduced by the minimum amount necessary to result in no portion of the amount payable by the Employers under Section 10 being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. In no event shall the amount payable under Section 10 exceed three times the Executive’s average taxable income from the Employers for the five calendar years (or, if less, the number of preceding years in which the Executive was employed by the Employers) preceding the year in which the date of termination occurs, with any amounts to be provided subsequent to the date of termination to be discounted to present value in accordance with Section 280G of the Code.  The determination of any reduction in the payments to be made pursuant to Section 10 shall be based upon the opinion of independent tax counsel selected by the Employers and paid by the Employers.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination.  Nothing contained in this Section 11 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 10, or a reduction in the payment specified in Section 10 below zero.

SECTION 12.	SOURCE OF PAYMENTS; NO DUPLICATION OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank.  Payments pursuant to this Agreement shall be allocated between the Company and the Bank in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Bank on a quarterly basis, unless the applicable provision of this Agreement specifies that the payment shall be made by either the Company or the Bank.  In no event shall the Executive receive duplicate payments or benefits from the Company and the Bank.

SECTION 13.	COVENANT NOT TO COMPETE.

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Employers for any reason prior to the expiration of the Employment Period (other than a termination of employment in connection with or within 12 months following a Change in Control), for a period of two years following the date of his termination of employment with the Employers (or, if less, for the Remaining Employment Period), he shall not, without the written consent of the Employers, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any county in which the Company or the Bank maintains an office.

SECTION 14.	CONFIDENTIALITY.

Unless he obtains the prior written consent of the Employers, the Executive shall at all times keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 14 shall prevent the Executive, with or without the Employers’ consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Employers’ public reporting requirements to the extent that such participation or disclosure is required under applicable law.

SECTION 15.	SOLICITATION.

The Executive hereby covenants and agrees that, for a period of two years following his termination of employment with the Employers for any reason (other than a termination of employment in connection with or within 12 months following a Change in Control), he shall not, without the written consent of the Employers, either directly or indirectly:

(a)           solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any of its subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 13;

(b)           provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 13, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any of its subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 13; or

(c)           solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

SECTION 16.	NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

The termination of the Executive’s employment during the Employment Period or thereafter, whether by the Employers or by the Executive, shall have no effect on the vested rights of the Executive under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, ESOP Supplemental Executive Retirement Plan, 401(k) Supplemental Executive Retirement Plan or other employee benefit plans or programs, or compensation plans or programs in which the Executive was a participant.

SECTION 17.	SUCCESSORS AND ASSIGNS.

(a)           This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Employers will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers, by an assumption agreement in form and substance  satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession or assignment had taken place.  Failure of the Employers to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employers in the same amount and on the same terms as the compensation pursuant to Section 10 hereof.  For purposes of implementing the provisions of this Section 17(a), the date which any such succession without an assumption agreement becomes effective shall be deemed the date of termination of the Executive’s employment.

(b)           This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.  If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary.

SECTION 18.	NOTICES.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other parties:

If to the Executive:

Michael J. Falbo
At the address last appearing
on the personnel records of
the Employers

If to the Employers:

TierOne Corporation
TierOne Bank
1235 N Street
Lincoln, Nebraska 68508
(or the address of the Employers’ principal executive office, if different)
Attention: Chairman of the Board

with a copy, in the case of a notice to the Employers, to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C.  20005
Attention:  Raymond A. Tiernan, Esq.
     Gerald F. Heupel, Jr., Esq.

SECTION 19.	INDEMNIFICATION FOR ATTORNEYS’ FEES.

(a) The Company shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement.  For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Employers’ obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

(b) The Employers’ obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employers may have against the Executive or others.  Unless it is determined that a claim made by the Executive was either frivolous or made in bad faith, the Company agrees to pay as incurred (and in any event no later than March 15 of the year immediately following the year in which incurred), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of or in connection with his consultation with legal counsel or arising out of any action, suit, proceeding or contest (regardless of the outcome thereof) by the Employers, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.  This Section 19(b) shall apply whether such consultation, action, suit, proceeding or contest arises before, on, after or as a result of a Change in Control.

SECTION 20.	SEVERABILITY.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

SECTION 21.	WAIVER.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

SECTION 22.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 23.	GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nebraska  applicable to contracts entered into and to be performed entirely within the State of Nebraska, except to the extent that federal law controls.

SECTION 24.	HEADINGS AND CONSTRUCTION.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.  If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

SECTION 25.	ENTIRE AGREEMENT; MODIFICATIONS.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that if the Employers determine, after a review of all applicable IRS guidance regarding Section 409A of the Code, that this Agreement should be amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, then the Employers may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.

SECTION 26.	REQUIRED REGULATORY PROVISIONS.

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Employers, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings bank and its employees pursuant to Section 563.39(b) of the Office of Thrift Supervision (“OTS”) Rules and Regulations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 10 hereof.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Director of the OTS, or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

SECTION 27.         DISPUTE RESOLUTION.

(a)           In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement.  To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b)           If they do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the “AAA”), before resorting to arbitration.

(c)           Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or the breach thereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party.  The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand.  In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party.  A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators.  In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA.  Arbitration shall occur in Lincoln, Nebraska.

(d)           The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction.  The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code.  The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings relate thereto.  The parties acknowledge that this Agreement evidences a transaction involving interstate commerce.  The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section.  Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration.  Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

(signature page follows)

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first written above.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

/s/ Michael J. Falbo
Michael J. Falbo, Executive

ATTEST:                                        TierOne CORPORATION

By:	/s/ Judith A. Klinkman	By:	/s/ Charles W. Hoskins
	Judith A. Klinkman		Charles W. Hoskins
	Assistant Secretary		Lead Director

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ATTEST:                                        TierOne BANK

By:	/s/ Judith A. Klinkman	By:	/s/ Charles W. Hoskins
	Judith A. Klinkman		Charles W. Hoskins
	Assistant Secretary		Lead Director

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